                                                              HECO Exhibit 99(b)

                        Hawaiian Electric Company, Inc.
                 RECONCILIATION OF ELECTRIC UTILITY OPERATING
                     INCOME PER HEI AND HECO CONSOLIDATED
                             STATEMENTS OF INCOME


                                               Years ended December 31,
                                           --------------------------------
(in thousands)                               1994        1993        1992
---------------------------------------------------------------------------
Operating income from regulated and
 nonregulated activities before income
 taxes (per HEI Consolidated Statements
 of Income)                                $136,628    $119,565    $103,841


Deduct:
Income taxes on regulated activities        (43,820)    (37,007)    (26,254)
Revenues from nonregulated activities        (6,411)     (5,100)     (1,761)

Add:
Expenses from nonregulated activities           915         627       1,213
                                           --------    --------    --------

Operating income from regulated
 activities after income taxes (per
 HECO Consolidated Statements of
 Income)                                   $ 87,312    $ 78,085    $ 77,039
                                           ========    ========    ========

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